[LETTERHEAD]COMPUWARE CORPORATION


                                                                   July 21, 1997


Dear Compuware Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Compuware Corporation to be held at 3:00 p.m., Eastern Daylight Savings Time on Tuesday, August 26, 1997. The meeting will be held at Compuware's corporate offices, 31440 Northwestern Highway, Farmington Hills, Michigan.

     The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You may wish to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

     If your shares are currently held in the name of your broker, bank or other nominee and you wish to attend the meeting, you should obtain a letter from your broker, bank or other nominee indicating that you are the beneficial owner of a stated number of shares of stock as of the July 1, 1997 record date. This will help facilitate registration at the meeting.

     Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible. This will ensure representation of your shares in the event you are unable to attend the meeting. You may, of course, revoke your proxy and vote in person at the meeting if you so desire.

                                        Sincerely,

                                        /s/Peter Karmanos, Jr.
                                        ---------------------------------------
                                        Peter Karmanos, Jr.
                                        Chairman & Chief Executive Officer

                              COMPUWARE CORPORATION
                           31440 Northwestern Highway
                      Farmington Hills, Michigan 48334-2564


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held August 26, 1997


To the Shareholders:

     Please take notice that the Annual Meeting of Shareholders of Compuware Corporation (the "Company") will be held at the Company's corporate offices at 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564 on Tuesday, August 26, 1997 at 3:00 p.m., Eastern Daylight Savings Time, to consider and act upon the following matters:

     (1) The election of nine directors to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified.

     (2)  The approval of the Fiscal 1998 Stock Option Plan.

     (3) The amendment of the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock, $0.01 par value, from 200,000,000 shares to 400,000,000 shares.

     (4)  Such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on July 1, 1997 will be entitled to vote at the meeting.

     Your attention is called to the attached Proxy Statement and the accompanying proxy card. You are requested to sign and return the proxy card in the enclosed envelope. If you attend the meeting, you may withdraw your proxy and vote your shares.

     A copy of the Annual Report of the Company for the fiscal year ended March 31, 1997 accompanies this notice.

                                        By Order of the Board of Directors,

                                        /s/Thomas Costello, Jr.
                                        ---------------------------------------
                                        Thomas Costello, Jr., Secretary
Farmington Hills, Michigan
July 21, 1997

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                              COMPUWARE CORPORATION

                                  INTRODUCTION

     This Proxy Statement, the 1997 Annual Report to Shareholders and the accompanying proxy card are first being mailed on or about July 21, 1997, to shareholders of record on July 1, 1997 of Compuware Corporation ("Compuware" or the "Company") in connection with the solicitation by the Company's Board of Directors of proxies from holders of Compuware Common Stock, $.01 par value per share ("Common Stock"), for use at the 1997 Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern Daylight Savings Time, on August 26, 1997, at Compuware Corporation, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564, and at any adjournment or adjournments thereof.

     We urge you to sign, date and mail your proxy card promptly to make certain that your shares will be voted at the meeting.

     A proxy given pursuant to this solicitation may be revoked at any time before it is voted by filing with the Secretary of Compuware a written notice of revocation bearing a date later than the proxy, by duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Compuware, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself operate to revoke a proxy. Any written notice of revocation should be sent to: Secretary, Compuware Corporation, 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564.

     The Company effected a two-for-one stock split on April 14, 1997 by means of a 100% stock dividend payable to holders of record as of April 4, 1997. All share and share price information in this Proxy Statement is presented on a post-split basis.

     The principal executive offices of Compuware are located at 31440 Northwestern Highway, Farmington Hills, Michigan 48334-2564, and the telephone number is (248) 737-7300. All references herein to fiscal 1997 mean the twelve months ended March 31, 1997.

                               GENERAL INFORMATION

     The expense of soliciting proxies, including the cost of preparing, printing and mailing the Notice of the 1997 Annual Meeting of Shareholders, the Proxy Statement, the Annual Report and the accompanying proxy card, will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph, by directors, officers and regular employees of the Company, without special compensation therefor. The Company has also retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072-2586 to assist in the solicitation of proxies, for an approximate cost of $4,500, plus reasonable expenses. Brokers and other persons holding stock in their names, or in the names of nominees, will be requested to forward proxy material to the beneficial owners of the stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

     Holders of shares of Common Stock of record at the close of business on July 1, 1997 are entitled to notice of, and to vote at the 1997 Annual Meeting of Shareholders. There were outstanding on July 1, 1997, 86,413,919 shares of Common Stock, the only class of stock outstanding. Each share is entitled to one vote.

     All proxies signed and returned to the Company will be voted, if not otherwise specified thereon, for approval of the directors described herein.

     Management of the Company knows of no other matters to come before the 1997 Annual Meeting. If any other matters requiring a shareholder vote properly come before the meeting, the persons appointed as proxies on the enclosed proxy card will vote with respect to such matters in accordance with his best judgment.

Meetings of the Board of Directors and Committees

     Board of Directors

     The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors held six meetings this past year. All of the directors attended at least 75% of the meetings of the Board of Directors and the Committees to which they belong.

     Audit Committee

     The Audit Committee consists of three directors, Messrs. Grabe, Halling and Weicker, none of whom has ever been an employee of the Company. The Audit Committee met twice during this past year. The Audit Committee has the responsibility to review, with the Company's independent auditors, the Company's financial statements, the scope and findings of the auditor's examinations, and the internal accounting controls and practices of the Company.

     Compensation Committee

     The Compensation Committee currently consists of three independent directors, Messrs. Goldsmith, Halling and Weicker. Mr. Karmanos and Mr. Romney each served on the Compensation Committee in fiscal 1997. Mr. Karmanos resigned from the Compensation Committee on June 11, 1997. Mr. Romney resigned from the Compensation Committee on January 21, 1997. The Compensation Committee administers the Company's executive compensation and stock option programs. The Compensation Committee met one time during the year and held discussions in lieu of additional meetings. Mr. Karmanos abstained from matters involving his compensation and position. The Committee makes recommendations to the Board of Directors on organization, succession and compensation, including stock option programs and benefit plans, individual salary rates, supplemental compensation and management special awards, the election of officers, consultantships and similar matters where Board approval is required.

Security Ownership of Management

     The following table shows as of July 1, 1997 the beneficial ownership of Compuware Common Stock by each current director and nominee, by each executive officer, and by all directors and executive officers as a group.

                                                                                      Beneficial        Percent
Name                                                                                 Ownership(1)       of Class
----                                                                                 ------------       --------
Ralph A. Caponigro ............................................                       214,480  (2)         *%
Thomas Costello, Jr ...........................................                        39,161  (3)         *%
Stephen H. Fagan ..............................................                       506,209  (4)         *%
Henry A. Jallos ...............................................                       228,206  (5)         *%
Peter Karmanos, Jr ............................................                    12,727,585  (6)      14.30%
Denise A. Knobblock ...........................................                        11,901  (7)         *%
Shiela D. McKinnon ............................................                         6,268  (8)         *%
Joseph A. Nathan ..............................................                       599,162  (9)         *%
W. James Prowse ...............................................                     1,099,460 (10)       1.26%
John N. Shevillo ..............................................                       165,678 (11)         *%
Eliot R. Stark ................................................                        40,000 (12)         *%
Thomas Thewes .................................................                     3,391,150 (13)       3.92%
Bernard M. Goldsmith ..........................................                        57,500 (14)         *%
William O. Grabe ..............................................                        12,500 (15)         *%
G. Scott Romney ...............................................                        13,200 (16)         *%
William R. Halling ............................................                        11,000 (17)         *%
Lowell P. Weicker, Jr .........................................                        10,600 (18)         *%
By all executive officers and directors as a group (17 persons)                    14,044,288           15.60%
AIM Management Company ........................................                     5,490,200 (19)       6.43%
American Century Investments ..................................                     4,308,800 (20)       5.05%
Massachusetts Financial Services Company ......................                     6,787,108 (21)       7.95%
Wisconsin Investment Board ....................................                     4,853,200 (22)       5.69%

----------

*    Less than one percent.

(1) Except as otherwise noted, each beneficial owner identified in this table has sole investment power with respect to the shares shown in the table to be owned by the person or entity.

(2) Includes (i) 7,964 shares held for Mr. Caponigro through the Company's ESOP; and (ii) 206,516 option shares which are fully vested.

(3) Includes (i) 18,041 shares held for Mr. Costello through the Company's ESOP; (ii) 200 shares held by Mr. Costello's children; and (iii) 20,920 option shares which are fully vested.

(4) Includes (i) 134 shares held for Mr. Fagan through the Company's ESOP; (ii) 505,850 option shares which are fully vested; and (iii) 225 option shares vesting within 60 days.

(5) Includes (i) 8,306 shares held for Mr. Jallos through the Company's ESOP; and (ii) 219,900 option shares which are fully vested.

(6) Includes (i) 525,535 shares held by Mr. Karmanos's trust; (ii) 3,129,139 shares held by Mr. Karmanos's Stock Limited Partnership; (iii) 7,265,058 shares Mr. Karmanos is entitled to vote pursuant to shareholder agreements with certain shareholders; (iv) 94,400 shares held for Mr. Karmanos through the Company's ESOP; (v) 421,053 shares held by Mr. Karmanos's wife (under a voting agreement, dated July 1, 1997); and (vi) 1,292,400 option shares which are fully vested. The shareholder group referenced in (ii) above includes shares beneficially owned by (a) Thomas Thewes, Michael J. Lobsinger, W. James Prowse, Joseph A. Nathan, Allen B. Cutting Trust, Joan
     L. Cutting Trust, Allen B. Cutting Foundation, Long Family Trust, Long Family Charitable Remainder Unitrust, William D. and Kay K. Long Charitable Remainder Unitrust, Harris Trust and Harris Family Charitable Remainder Unitrust (under a shareholder agreement, dated November 5, 1992, as amended) and (b) General Atlantic Partners II, L.P., General Atlantic Partners, LLC, and GAP-Amsterdam Partners, L.P. (under a shareholder agreement, dated October 22, 1992).

(7) Includes (i) 112 shares owned directly by Ms. Knobblock; (ii) 5,712 shares held for Ms. Knobblock through the Company's ESOP; and (iii) 6,077 option shares which are fully vested.

(8) Includes (i) 1,418 shares held for Ms. McKinnon through the Company's ESOP; and (ii) 4,850 option shares which are fully vested.

(9) Includes (i) 7,000 shares owned directly by Mr. Nathan; (ii) 45,762 shares held for Mr. Nathan through the Company's ESOP; and (iii) 546,400 option shares which are fully vested.

(10) Includes (i) 449,000 shares held by Mr. Prowse's trust; (ii) 68,060 shares held for Mr. Prowse through the Company's ESOP; and (iii) 582,400 option shares which are fully vested.

(11) Includes (i) 19,478 shares held for Mr. Shevillo through the Company's ESOP; and (ii) 146,200 option shares which are fully vested.

(12) Includes 40,000 option shares which are fully vested.

(13) Includes (i) 3,329,580 shares held by Mr. Thewes's trusts; (ii) 59,070 shares held for Mr. Thewes through the Company's ESOP; and (iii) 2,500 option shares which are fully vested.

(14) Includes (i) 15,000 shares owned directly by Mr. Goldsmith; and (ii) 42,500 option shares which are fully vested.

(15) Includes 12,500 option shares which are fully vested.

(16) Includes (i) 200 shares owned directly by Mr. Romney; (ii) 500 shares owned by Mr. Romney's wife; and (iii) 12,500 option shares which are fully vested.

(17) Includes (i) 1,000 shares owned directly by Mr. Halling; and (ii) 10,000 option shares vesting within 60 days.

(18) Includes (i) 400 shares owned directly by Mr. Weicker; (ii) 200 shares owned by Mr. Weicker's wife; and (iii) 10,000 option shares vesting within 60 days.

(19) The address for AIM Management Group is 11 East Greenway Plaza, Suite 100, Houston, Texas 77046.

(20) The address for American Century Investments is 4500 Main Street, Kansas City, Missouri 64111.

(21) The address for Massachusetts Financial Services is 500 Boylston Street, 19th Floor, Boston, Massachusetts 02116.

(22) The address for Wisconsin Investment Board is 121 E. Wilson Street, P.O. Box 7842, Madison, Wisconsin 53707.

                            I. ELECTION OF DIRECTORS

Nominees

     Nine directors, constituting the entire Board of Directors, are proposed to be elected to hold office until the 1998 Annual Meeting and until their successors are elected and qualified.

     All nominees for election have indicated their willingness to serve, but if any of them should decline or be unable to serve as a director, it is intended that the enclosed proxy will be voted for the election of such person or persons as are nominated as replacements by the Board of Directors in accordance with the Bylaws of the Company.

     A  brief  summary  of  each  nominee's   principal   occupation  and  other
information follows:

     Peter Karmanos, Jr.

     Mr. Karmanos, age 54, a founder of the Company, has served as a director of the Company since its inception, as Chairman of the Board since November 1978, and as Chief Executive Officer since July 1987. From January 1992 until October 1994, Mr. Karmanos served as President of the Company.

     Thomas Thewes

     Mr. Thewes, age 65, a founder of the Company, has served as a director of the Company since its inception, and has served as Vice Chairman of the Board since March 1988. Mr. Thewes served as Treasurer from May 1988 until May 1995. Mr. Thewes served as Senior Vice President from March 1988 until March 1995 and as Secretary from April 1973 until May 1995.

     W. James Prowse

     Mr. Prowse, age 54, has served as a director of the Company since December 1986 and as Senior Vice President since January 1992.

     Joseph A. Nathan

     Mr. Nathan, age 44, has served as a director of the Company since September 1990 and as President and Chief Operating Officer since October 1994. From December 1990 to October 1994, Mr. Nathan served as Senior Vice President and Chief Operating Officer-Products Division.

     William O. Grabe

     Mr. Grabe, age 59, has served as a director of the Company since April 1992. Mr. Grabe is a General Partner of General Atlantic Partners and has been affiliated with General Atlantic Partners since April 1992. From 1984 until March 1992, Mr. Grabe was a Vice President of IBM. Mr. Grabe is also a director of Baan NV, LHS Group, Marcam Corporation, CODA PLC, Centura Software and Gartner Group and several other private companies in the computer software and services industry, in which General Atlantic Partners, or one of its affiliates, is an investor.

     Bernard M. Goldsmith

     Mr. Goldsmith, age 53, has served as a director of the Company since July 1992. Mr. Goldsmith has been the Managing Director of The Updata Group, Inc., an investment banking firm, since 1986. Mr. Goldsmith is also a director of Dendrite International, Inc., a public company, and several other private companies in the computer software and services industry.

     G. Scott Romney

     Mr. Romney, age 56, has served as a director of the Company since January 1996. Mr. Romney has been a partner at Honigman Miller Schwartz and Cohn, a law firm, since 1977. The law firm serves as counsel to the Company.

     William R. Halling

     Mr. Halling, age 58, has served as a director of the Company since October 1996. Mr. Halling was with KPMG Peat Marwick from 1961-1993, where he served as a Managing Partner and member of the Board of Directors.

     Lowell P. Weicker, Jr.

     Mr. Weicker, age 66, has served as a director of the Company since October 1996. Mr. Weicker previously served as a Connecticut State Representative (1962-1968), as U.S. Senator from that state (1970-1988), and as Connecticut's Governor (1990-1994). He is presently a visiting professor at the University of Virginia in Charlottesville. Mr. Weicker currently serves on the Board of Directors of Duty Free International, HPSC, Inc., UST Corporation, and Phoenix Duff & Phelps Mutual Funds.

          The Board of Directors recommends a vote FOR these nominees.

                        II. FISCAL 1998 STOCK OPTION PLAN

     The Company's Fiscal 1996 Stock Option Plan was approved by the Company's shareholders on August 22, 1995. Under the 1996 Plan, options to purchase
7,150,000 shares of the Company's Common Stock were authorized for grant to executive or management employees of the Company or its subsidiaries. As of June 30, 1997, only 806,789 shares remained reserved for grants under the 1996 Plan.

     The Board of Directors will present to the meeting a proposal to approve the adoption of a new stock option plan entitled the Fiscal 1998 Stock Option Plan (the "1998 Plan").

     The Board of Directors believes that it will be advantageous to the Company and its shareholders to institute a new stock option plan for its officers, key employees and a majority of its technical staff. The purpose of the 1998 Plan is to provide such employees with a proprietary interest in the Company through the granting of options which will increase the interest in the Company's welfare of those employees who share the primary responsibility for the management, growth and protection of the business of the Company, furnish incentive to such employees to continue their services to the Company and provide a means by which the Company may attract and retain persons of outstanding competence. Specifically, the Company envisions granting approximately 500 shares to thousands of technical specialists presently employed by the Company, and to use additional shares in much the same way in its recruiting efforts. The Company is committed to utilizing 2,000,000 shares, or 50% of the shares allocated under the 1998 Plan, in this manner as it recognizes that competition to recruit and retain qualified technical personnel will intensify over the next several years.

     The 1998 Plan is substantially similar to the 1996 Plan. Under the 1998 Plan, options to purchase Common Stock of the Company may be granted to present and prospective employees of the Company or its subsidiaries up to an aggregate of 4,000,000 common shares. The Board of Directors approved the 1998 Plan on June 24, 1997, subject to approval by the Company's shareholders.

     The full text of the 1998 Plan is set forth in Appendix A to this Proxy Statement. The major features of the 1998 Plan are summarized below, but this summary is qualified in its entirety by reference to the actual text. Capitalized terms not otherwise defined have the meanings given them in the 1998 Plan.

Administration

     The 1998 Plan is administered by a committee (the "Committee") meeting the standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, appointed by the Board of Directors. No member of the Committee shall be eligible to receive an option under the 1998 Plan. The Committee may from time to time grant options to officers and other key employees of the Company and its subsidiaries ("Participants"). The Committee may only grant options ("Nonqualified Options") that are not qualified under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). Shares covered by canceled or expired options under the 1998 Plan are again available for option and sale thereunder.

     Within the limitations contained in the 1998 Plan, the Committee determines the persons eligible to participate in the 1998 Plan, the participants to whom options are to be granted, the number of shares covered, the option exercise price, and any other terms it deems appropriate.

Plan Participants

     The selection of persons who are eligible to participate in the 1998 Plan is determined by the Committee. No individual may be granted options to purchase more than 1,000,000 shares of the Company's Common Stock in any one year.

Grant and Exercise of Stock Options

     Any option granted under the 1998 Plan will have an exercise price not less than the fair market value of the shares on the date on which such option is granted. Each option becomes exercisable at such time or times as the Committee may determine. At the time of the exercise of any option granted pursuant to the 1998 Plan, the Participant must pay to the Company the full option price for all shares purchased. No stock option granted under the 1998 Plan may remain outstanding for more than 10 years from the date of grant. Upon the termination of employment or retirement of a Participant the Committee may, in its discretion, permit any options outstanding to be exercised by the Participant or by the Participant's personal representative following the termination of employment, provided that no option may be exercised subsequent to its expiration date.

Sequential Exercise

     Successive stock options may be granted to the same Participant whether or not any stock option previously granted to such Participant remains unexercised. An option may be exercised even though stock options previously granted to such Participant remain unexercised.

Non-Transferability of Stock Options

     Except as otherwise described below, or to the extent determined by the Committee in its sole discretion (either by resolution or by a provision in, or amendment to, the option), (i) no option granted under the 1998 Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and (ii) each option is exercisable, during the lifetime of the Participant, only by the Participant.

     The Committee may, in its sole discretion, authorize all or a portion of the options granted to an optionee to be transferred by such optionee to, and to be exercisable by, (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners, or (iv) such other persons or entities as determined by the Committee, in its sole discretion, on such terms and conditions as the Committee, in its sole discretion, may determine. Subsequent transfers of transferred options are prohibited except for transfers the original optionee would be permitted to make (if he or she were still the owner of the option), in accordance with the 1998 Plan.

     Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately before transfer, provided that for some purposes under the 1998 Plan (generally relating to exercise of the option) the term "Participant" shall be deemed to refer to the transferee. Following the termination of employment of the original optionee, the options are exercisable by the transferee only to the extent, and for the period, permitted by the Committee. The Company has no obligation to provide any notice to any transferee, including, without limitation, notice of any termination of the option as a result of termination of the original optionee's employment with the Company.

Amendment or Termination of the Plan

     The Board of Directors may terminate or amend the 1998 Plan at any time; provided, that without shareholder approval, the Board may not amend the 1998 Plan so as to increase the maximum number of shares in the aggregate which are subject to the 1998 Plan, modify the requirements as to eligibility for participation under the 1998 Plan or materially increase the benefits accruing to the participants under the 1998 Plan, and, without the consent of the holder, the Board may not change the stock option price or alter any stock option which has been previously granted under the 1998 Plan. In the event of a change in the Common Stock through stock dividend, recapitalization, reorganization or the like, the Committee is authorized to make appropriate adjustments, including adjustments to the number and price of shares of Common Stock covered by each option and the total number of shares subject to options under the 1998 Plan.

     Unless sooner terminated by the Board of Directors, the 1998 Plan will terminate on August 26, 2007. The termination of the 1998 Plan will not affect the validity of any stock option outstanding on the date of termination.

Federal Income Tax Consequences

     The rules governing the tax treatment of options and stock acquired upon the exercise of options are quite technical. Therefore, the description of tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. The federal income tax consequences of the grant and exercise of options under the 1998 Plan and the subsequent disposition of shares of Common Stock acquired thereby may be summarized as set forth below.

     A Participant who is granted a Nonqualified Option generally will not realize any taxable income upon the grant of the option. Upon exercise of the option, the amount by which the fair market value of the shares at the time of exercise (or in some cases on the date six months after the date of exercise) exceeds the option price, is treated as compensation (ordinary income) received by the Participant. The Company will ordinarily be entitled to a corresponding tax deduction at the time that the Participant realizes compensation income. Upon subsequent disposition by sale of any of the shares acquired, the Participant recognizes a long-term or short-term capital gain or loss equal to the difference between any amount realized and the Participant's basis in the shares.

Limitation on Compensation Deduction

     Publicly-held corporations are precluded from deducting compensation paid to certain of their executive officers in excess of $1 million. The employees covered by the $1 million limitation on deductibility of compensation include the chief executive officer and those employees whose annual compensation is required to be reported to the Securities and Exchange Commission because the employee is one of the Company's four highest compensated employees for the taxable year (other than the chief executive officer).

     Compensation  attributable  to stock  options  generally  is included in an employee's compensation for purposes of the $1 million limitation on deductibility of compensation. However, there is an exception to the $l million deduction limitation for compensation (including compensation attributable to stock options) paid pursuant to a qualified performance-based compensation plan. Compensation attributable to a stock option is deemed to satisfy the qualified performance-based compensation exception if (i) the grant is made by a Compensation Committee comprised of outside directors, (ii) the plan under which the options may be granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee, (iii) under the terms of the option, the amount of compensation the employee would receive is based solely on an increase in the value of the shares after the date of the grant (e.g., the option is granted at fair market value as of the date of the grant), and (iv) the individuals eligible to receive grants, the maximum number of shares for which grants may be made to any employee, the exercise price of the options and other disclosures required by SEC proxy rules are disclosed to, and subsequently approved by, shareholders.

     In order to satisfy the shareholder approval requirements applicable to qualified performance-based compensation plans, there must be a separate shareholder vote in which a majority of the votes cast on the issue are cast in favor of approval. The 1998 Plan is being submitted to shareholders at the meeting in part, to satisfy this requirement. If the shareholder approval and the other requirements applicable to qualified performance-based compensation plans are satisfied (including grant by a committee of outside directors), the $1 million compensation deduction limitation will not apply to stock options with an exercise price equal to a greater than the fair market value of the underlying shares on the date of grant.

     The approval of the 1998 Stock Option Plan requires the affirmative vote of the holders, as of the record date, of a majority of the votes cast at the meeting. Abstentions, broker non-votes and withheld votes will not be deemed votes cast at the meeting, but will be counted in determining whether a quorum is present.

     The Board of Directors recommends a vote FOR approval of the 1998 Stock
                                  Option Plan.

              III. PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

     Article III (1) of the Company's Restated Articles of Incorporation presently provides for an authorized capitalization of the Company of 200,000,000 shares of Common Stock, $0.01 par value per share, and 5,000,000 shares of Class A Preferred Stock, no par value. As of July 1, 1997, none of the shares of Class A Preferred Stock were issued and outstanding, and 86,413,919 shares of Common Stock were issued and outstanding with a total of 1,289,553 additional shares of Common Stock reserved for issuance of stock options under the Company's stock option plans. During fiscal 1997, the Company adopted the Global Employee Stock Purchase Plan under which it is authorized to grant 2,000,000 shares of Common Stock.

     The Board of Directors of the Company has proposed an amendment to Article III (1) of the Company's Restated Articles of Incorporation to increase, from 200,000,000 to 400,000,000, the number of authorized shares of Common Stock. A copy of Article III (1) showing the proposed amendment is set forth in Appendix B.

     If the proposal is approved by the shareholders of the Company, the additional 200,000,000 shares of Common Stock so authorized will be available for issuance by the Board of Directors of the Company for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The Company has no definitive plans to issue any additional shares at this time.

     The Company does not anticipate that it would seek authorization from the shareholders for issuance of any other additional shares in the future unless required by applicable law or regulations. Any additional shares, when issued, would have the same rights and preferences as the shares of Common Stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

     One of the effects of the amendment, if adopted, may be to enable the Board to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (including private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action, however, could discourage an acquisition of the Company which shareholders might view as desirable. In addition, since the Company's shareholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares could dilute the interest of current shareholders of the Company.

     The approval of this proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders, as of the record date, of the majority of the outstanding shares of Common Stock. Abstentions and broker non-votes will not be deemed affirmative votes, and will have the same effect as a negative vote on the proposal. Such votes, however, will be counted in determining whether a quorum is present.

     The Board of Directors recommends a vote FOR the approval of the Amendment to Article III (1) of the Company's Articles of Incorporation.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     Summary Compensation Table

     The following table sets forth information for each of the fiscal years ended March 31, 1997, 1996 and 1995 concerning the compensation of Compuware's Chief Executive Officer and of each of Compuware's other five most highly compensated executive officers whose total annual salary and bonus exceeded $100,000.

                                     Summary Compensation Table
                                                                                                      Long Term
                                         Annual Compensation                                        Compensation
 -------------------------------------------------------------------------------------------------- -------------
                                                                                                     Securities
                                           Fiscal                                     All Other      Underlying
Name and Principal Positions                Year          Salary         Bonus    Compensation(2)   Option Awards
--------------------------                 ------       ----------    ----------   ---------------  -------------
Peter Karmanos, Jr. (1) ...............     1997        $ 500,000     1,330,000          0             532,000
   Chairman of the Board and ..........     1996          636,000             0      2,657(2)           40,000
   Chief Executive Officer ............     1995          618,000             0      3,109(2)                0
Joseph A. Nathan ......................     1997          400,000     1,064,000          0             425,600
   President and Chief ................     1996          530,000             0      2,657(2)          200,000
   Operating Officer ..................     1995          515,000             0      3,109(2)                0
Stephen H. Fagan ......................     1997          300,000       798,000          0             319,200
   Senior Vice President ..............     1996          350,000             0      1,550(2)          110,000
   Professional Services ..............     1995          299,000       293,000          0                 900
W. James Prowse .......................     1997          320,000       445,600          0             178,240
   Senior Vice President ..............     1996          320,000             0      2,657(2)           50,000
   Marketing and Communications .......     1995          412,000             0      3,109(2)                0
John N. Shevillo ......................     1997          300,000       798,000          0             319,200
   Senior Vice President ..............     1996          424,000             0      2,657(2)           80,000
   Enterprise Solutions ...............     1995          412,000             0      3,109(2)                0
Henry A. Jallos .......................     1997          300,000       798,000          0             319,200
   Senior Vice President ..............     1996          320,000             0      2,657(2)          120,000
   Worldwide Sales ....................     1995          310,000             0      3,109(2)                0

----------

(1) In fiscal 1997, 1996 and 1995, Compuware paid premiums of approximately $185,000 in each year in connection with a split dollar life insurance arrangement maintained on the life of Mr. Karmanos. In connection with that arrangement, the insurance premiums paid with respect to term life insurance and a portion of the whole life insurance were paid by Mr. Karmanos's children or trusts for their benefit. The premiums paid by Compuware will be repaid to it upon the earliest to occur of Mr. Karmanos's death or retirement, the cancellation of the policies or the transfer of the policies to Mr. Karmanos's children or trusts for their benefit. It is currently anticipated that such premiums will be repaid to Compuware in approximately 6 years, when the policies, if still outstanding, will be transferred to Mr. Karmanos's children or trusts for their benefit. At that time, the cash surrender value of the policies is expected to be equal to the aggregate premiums to be repaid to Compuware.

(2) The amounts shown for fiscal 1996 and 1995 represent the value of the stock allocation, valued at $2,657 and $3,109, respectively, under the provisions of the Compuware Employee Stock Ownership Plan (ESOP) a qualified contribution plan open to all Compuware employees after the completion of one year of service. Each executive officer, excluding Mr. Fagan, received an allocation of 231.08 and 168.04 common shares on March 31, 1996 and 1995, respectively. Mr. Fagan received an allocation of 134.80 common shares on March 31, 1996 valued at $1,550. The amount shown is based on the closing price of Compuware's Common Stock on The Nasdaq Stock Market, Inc. on March 31, 1996 and 1995 of $11.50 and $18.50 respectively. The executive officers elected not to receive an ESOP allocation for fiscal 1997.

     Option Grants in Last Fiscal Year

     The following table sets forth information concerning the number of options granted, exercise price and potential realized value at assumed annual rates of stock price appreciation for the option term for grants to each of the executive officers named in the Summary Compensation Table above as of March 31, 1997:

                                Individual Grants
--------------------------------------------------------------------------------
                                                                                      Potential Realized Value
                                     Percentage of                                     at Assumed Annual Rates
                                     Total Options                                   of Stock Price Appreciation
                                       Granted to                                          for Option Term
                           Options    Employees in       Exercise     Expiration   ------------------------------
Name                       Granted     Fiscal 1997         Price         Date           5%($)          10%($)
-----                      -------     -----------        -------     ----------       ------          -------
Peter Karmanos, Jr.        532,000       12.36%          $31.375        3/31/07     $10,497,194      $26,601,952
Joseph A. Nathan           425,600        9.89%           31.375        3/31/07       8,397,755       21,281,561
W. James Prowse              8,000        0.19%           12.500        4/15/06          62,889          159,374
                           170,240        3.96%           31.375        3/31/07       3,359,102        8,512,624
John N. Shevillo           319,200        7.42%           31.375        3/31/07       6,298,316       15,961,171
Stephen H. Fagan           319,200        7.42%           31.375        3/31/07       6,298,316       15,961,171
Henry A. Jallos            319,200        7.42%           31.375        3/31/07       6,298,316       15,961,171

     Aggregated Option Exercises and Fiscal 1997 Option Value Table

     The following table sets forth information concerning the number of options exercised, value realized (market price less the exercise price) and the value of unexercised in-the-money stock options held by each of the executive officers named in the Summary Compensation Table above as of March 31, 1997:

                   Aggregated Option Exercises in Fiscal 1997
                       and Option Values at March 31, 1997

                                                                                                Value of
                                                                       Number of              Unexercised
                                                                       Unexercised            In-the-Money
                                                                     Options/SARS at         Options/SARS at
                                                                   March 31, 1997 (#)      March 31, 1997 ($)
                                      Shares                      -------------------   ------------------------
                                     Acquired        Value            Exercisable/            Exercisable/
Name                                on Exercise     Realized          Unexercisable         Unexercisable/(1)
-----                               -----------     --------      --------------------  ------------------------
Peter Karmanos, Jr. ..........           N/A             N/A        1,292,400/572,000     $33,270,210/$  815,000
Joseph A. Nathan .............        27,200        $762,933          570,400/625,600     $13,540,300/$4,075,000
W. James Prowse ..............           N/A             N/A          632,400/228,240     $16,559,430/$1,169,750
John N. Shevillo .............        47,800         942,855          166,200/399,200     $ 4,027,605/$1,630,000
Stephen H. Fagan .............           N/A             N/A          560,850/429,650     $13,518,639/$2,246,509
Henry A. Jallos ..............           N/A             N/A          219,900/439,200     $ 5,281,523/$2,445,000

----------
(1) Represents the amount by which the market price of the Company's common stock exceeded the exercise price of the outstanding options on March 31, 1997. Market price is based on the closing price on The Nasdaq Stock Market, Inc. on that date of $31.375.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors has issued the following report on executive compensation:

     Objectives and Policies

     The Compensation Committee works with senior management of the Company to develop and implement compensation policies, plans and programs designed to provide strong incentives for the achievement of corporate and individual performance goals. The Compensation Committee seeks to:

     o provide rewards which are closely linked to Company and individual performance;

     o align the interests of the Company's employees with those of its shareholders through potential stock ownership; and

     o ensure that compensation and benefits are at levels which enable the Company to attract and retain the high quality employees it needs.

     Consistent with these objectives and in keeping with the long-term focus required for the Company's business, it is the policy of the Compensation Committee to make a high proportion of executive officer compensation and awards under stock ownership programs dependent on long-term performance and enhancing shareholder value.

     The Company employs a formal system for developing measures of and evaluating executive officer performance. Executive officer base salary and individual bonus awards are determined with reference to Company-wide, divisional and individual performance for the previous fiscal year, based on a wide range of quantitative and qualitative measures which permit comparisons with competitors' performance and internal targets set before the start of each fiscal year. Quantitative measures include earnings and revenue growth. In addition to Company-wide measures of performance, the Company considers subjective performance factors particular to each executive officer, such as individual managerial accomplishments and the performance of the division or divisions for which such officer had management responsibility.

     Within the total number of shares authorized by shareholders, the Compensation Committee aims to provide stock option awards broadly and deeply throughout the organization. Individual executive officer stock option awards are based on level of position, individual contribution and the Company's stock ownership objectives for executives. The Company's long-term performance ultimately determines compensation from stock options, since stock option value is entirely dependent on the long-term growth of the Company's stock price.

     Current Executive Compensation

     Executive compensation agreements expired on December 31, 1995. Upon expiration of the revised agreements, the Company reviewed the compensation packages for each of the executive officers. Each executive officer executed an employment agreement with the Company. The agreements contain certain provisions which prohibit the executive officers from competing with the Company or soliciting the Company's employees upon the officer's termination of employment. The employment agreements also prohibit the use of the Company's confidential information upon termination of employment.

     Messrs. Karmanos, Nathan and Prowse executed employment agreements which expire on March 31, 2000. Messrs. Jallos and Shevillo executed employment agreements which expire on March 31, 1998. Under the current agreements, executive base salary was restructured. Executive base salary for each of the executive officers for fiscal 1998 is as follows: Mr. Karmanos, $600,000; Mr. Nathan, $500,000; Mr. Prowse $350,000; Mr. Jallos, $330,000; Mr. Fagan,
$315,000; and Mr. Shevillo, $300,000. Further, under the current agreements incentive goals were increased by altering the bonus structure from one based on a fraction of the executive's salary to one based on a multiple of the executive's salary. The executive officers are now eligible to receive an annual bonus only if earnings per share and performance targets for the Company as a whole are achieved. Bonuses were paid to the executive officers in fiscal 1997.

     Executive officers were granted option shares in October 1995 and March 1997. Fifty percent of the option shares will vest under the terms of the plan on the third anniversary date of the grant; twenty-five percent of the option shares will vest under the terms of the plan on the fourth and fifth anniversary dates of the grant.

                                                          COMPENSATION COMMITTEE
                                                          Bernard M. Goldsmith
                                                          William R. Halling
                                                          Lowell P. Weicker, Jr.

                                PERFORMANCE GRAPH

     The following line graph compares (i) the cumulative total shareholder return on the Company's Common Stock, with (ii) the Total Return Index for the Nasdaq Stock Market, Inc., and with (iii) the Total Return Index for Nasdaq Computer Stocks for the periods ended March 31, 1993, March 31, 1994, March 31, 1995, March 31, 1996 and March 31, 1997, using the Company's Common Stock closing price as of March 31, 1993 as the starting date of $100 invested in Compuware Common Stock and each of the two Nasdaq indexes.

     The graph displayed below is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph does not necessarily reflect the Company's forecast of future financial performance.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
                          Period Ending March 31, 1997
             (Values represent Compuware's Common Stock post-split)

[THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]

                            3/31/93*   3/31/94   3/31/95     3/31/96     3/31/97
--------------------------------------------------------------------------------
Compuware                   $100.00    $142.00   $124.00     $ 77.00     $211.00
Nasdaq Industry Index       $100.00*   $103.00   $134.00     $190.00     $244.00
Nasdaq Stock Market Index   $100.00    $108.00   $118.00     $160.00     $177.00

* The Industry Index depicted was initiated on 11/30/93. The value presented therefore represents the period beginning 11/30/93 and ending 3/31/94.

     Compensation of Directors

     Under the Non-Employee Director Stock Option Plan, Mr. Goldsmith was granted options to purchase 30,000 shares of Common Stock, which are exercisable over a four year period at 7,500 shares per year beginning July 8, 1993. All directors, including Mr. Goldsmith, are also entitled to reimbursement for out-of-pocket expenses incurred in connection with attendance at Board of
Directors and Committee meetings. In accordance with the new fee arrangement approved by the Compensation Committee for non-employee directors, new non-employee directors will receive a one-time grant of 20,000 option shares, and each non-employee director will receive an annual grant of 5,000 option shares.

     Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended March 31, 1997, Messrs. Karmanos, Goldsmith, Halling, Romney and Weicker served as members of the Company's Compensation Committee. Mr. Karmanos resigned from the Compensation Committee on June 11, 1997. Mr. Romney resigned from the Compensation Committee on January 21, 1997. Mr. Karmanos has served as the Company's Chairman of the Board since November 1978, Chief Executive Officer since July 1987 and served as President from January 1992 until October 1994. Mr. Goldsmith is a director of the Company and of The Updata Group, Inc., an investment banking firm whose services have been used occasionally by the Company. Mr. Romney is a director of the Company and a partner at Honigman Miller Schwartz and Cohn, a law firm whose services have been used by the Company. Messrs. Halling and Weicker have never been officers or employees of the Company or any of its subsidiaries.

     Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended March 31, 1997 all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

     Related Transactions

     George Karmanos, the brother of Peter Karmanos, Jr., owns Karmanos Printing and Graphics, which provides certain printing services to the Company, including the printing of Company brochures, stationery, envelopes, business cards, invoices and other office supplies. For fiscal 1997 the Company paid $759,000 to such company for printing costs. The Company believes that such printing services were provided to the Company on terms that were no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Peter Karmanos, Jr. owns 50% of the common stock of Compuware Sports Corporation ("CSC"), which operates an amateur hockey program. Thomas Thewes, a director of the Company, owns 50% of the common stock of CSC. One of CSC's teams, the Plymouth Whalers, plays in the Ontario Hockey League and supplies players to the National Hockey League ("NHL"); the other team, the Compuware Junior Ambassadors, plays in the North American Junior Hockey League ("NAJHL"), which primarily supplies players to leading college hockey programs. On September 8, 1992, Compuware entered into a Promotion Agreement with CSC to promote and sponsor Compuware's business. The Promotion Agreement is renewable on an annual basis. For the year ended March 31, 1997, the Company paid an aggregate of $600,000 pursuant to this Promotion Agreement. As of March 31, 1997, the Company has a $300,000 note receivable from CSC. The note matures in fiscal 1999 and bears interest at the rate of 5.53%.

     The Company's sponsorship of CSC provides promotional benefits to the Company primarily in Southeastern Michigan and Ontario, Canada and, to a lesser extent, in other parts of North America by increasing potential customers' awareness of the Company's software products and professional services. The CSC hockey teams prominently display the Compuware name on their promotional material. The Company believes that its support of the CSC hockey programs generates benefits including local advertising, significant local recognition for the Compuware name in the geographic markets where the team competes, name recognition with other corporate sponsors of amateur and professional hockey and name recognition for the Company more generally in markets where NHL teams are popular. In addition, the Company believes that its ability to attract qualified candidates is enhanced by the name recognition that Compuware has in the marketplace as a result of its sponsorship of the hockey programs. The Plymouth Whalers play home games before audiences which have average attendance in excess of 6,000 per game. In addition, the Plymouth Whalers play away games in fourteen Midwestern and Northeastern markets, including Windsor, and Niagara Falls, Ontario where attendance averages 3,000 per game. As the Company has grown, sales representatives and management continue to find that major corporate clients and potential clients recognize Compuware as a major hockey supporter.

     Peter Karmanos, Jr. and Thomas Thewes, both directors of the Company, are the major stockholders of the Carolina Hurricanes Hockey Club of the National Hockey League. Prior to the Club's relocation to North Carolina in 1997, the Club was known as the Hartford Whalers Hockey Club. The Company provided approximately $286,000 in computer programming services to the Club in fiscal 1997.

     Bernard M. Goldsmith, a director of the Company, is the managing director of The Updata Group, Inc. ("Updata"). Updata received approximately $295,000 from the Company upon the completion of the acquisition in May 1996 of Adams & Reynolds & Company for services rendered to the Company in connection with the acquisition.

     G. Scott Romney, a director of the Company, is a partner in the law firm of Honigman Miller Schwartz & Cohn ("Honigman"). Honigman was engaged by the Company to perform legal services in fiscal 1997, and it is anticipated that Honigman will continue to be so engaged in fiscal 1998.

                              SHAREHOLDER PROPOSALS

     Shareholders may submit proposals to be considered for shareholder action at the 1998 Annual Meeting if they do so in accordance with the appropriate regulations of the Securities and Exchange Commission. Any such proposals must be submitted to the Company's Secretary no later than March 27, 1998.

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                                       16

                                                                      APPENDIX A

                              COMPUWARE CORPORATION

                          Fiscal 1998 Stock Option Plan

     1. Definitions: As used herein, the following definitions shall apply:

     (a) "Plan" shall mean this Compuware Corporation Fiscal 1998 Stock Option Plan.

     (b) "Corporation" shall mean Compuware Corporation, a Michigan corporation, or any successor thereof.

     (c) "Committee" shall mean a committee meeting the standards of Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any similar successor rule, appointed by the Board of Directors of the Corporation to administer the Plan or, if no such committee is appointed, the Board of Directors as a whole.

     (d) "Participant" shall mean any individual designated by the Committee under Paragraph 6, for participation in the Plan.

     (e) "Nonqualified Option" shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option set forth in Section 422A of the Internal Revenue Code of 1986, as amended.

     2. Purpose of Plan: The purpose of the Plan is (a) to provide employees, including officers of the Corporation and its subsidiaries, with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its subsidiaries, (b) to join the interests of the employees with the interests of the shareholders of the Corporation and (c) to facilitate attracting and retaining employees of exceptional ability. For purposes of the Plan, a "subsidiary" is any corporation in which the Corporation owns, directly or indirectly, stock possessing more than fifty percent (50%) of the combined voting power of all classes of stock.

     3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted stock options, the number of shares of stock subject to options granted to each such person, and the terms and conditions of any stock options. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. Acts approved by a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing by the Committee, shall be the acts of the Committee.

     4. Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board of Directors of the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

     5. Maximum Number of Shares Subject to Plan: The maximum number of shares with respect to which stock options may be granted under the Plan shall be 4,000,000 shares in the aggregate of Common Stock of the Corporation, which may consist in whole or in part of the authorized and unissued or reacquired Common Stock of the Corporation. If a stock option terminates for any reason without having been fully exercised, the number of shares with respect to which the stock option was not exercised at the time of its expiration or termination shall again become available for the grant of stock options under the Plan, unless the Plan shall have been terminated.

     The number of shares subject to each outstanding stock option, the option price with respect to outstanding stock options, and the aggregate number of shares remaining available under the Plan shall be subject to such adjustment as the Committee, in its discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no rights may be granted under the Plan with respect to fractional shares and any fractional shares resulting from such adjustments shall be eliminated from any outstanding stock option.

     6. Participants. The Committee shall determine and designate from time to time, in its sole discretion, those employees, including officers of the Corporation or any subsidiary, to whom stock options are to be granted or awarded and who thereby become Participants under the Plan.

     7. Written Agreement: Each stock option shall be evidenced by a written agreement between the Corporation and the Participant and shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions as are determined by the Committee, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.

     8. Allotment of Shares. The Committee shall determine and fix the number of shares of stock with respect to which each Participant may be granted stock options; provided, that no optionee shall be granted options to purchase more than 1,000,000 shares under the Plan during any year.

     9.  Stock  Options:   Each  option  granted  under  the  Plan  shall  be  a
Nonqualified Option.

     10. Stock Option Price: Subject to the rules set forth in this Paragraph 10, at the time any stock option is granted, the Committee shall establish the price per share for which the shares covered by the option may be purchased; provided, that the option price shall not be less than 100% of the fair market value of the stock on the date such option is granted. Fair market value of a share shall be determined by the Committee and may be determined by taking the closing selling price of the Corporation's stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date. The option price will be subject to adjustment in accordance with the provisions of Paragraph 5 of the Plan.

     11. Payment of Stock Option Price: At the time of the exercise in whole or in part of any stock option granted hereunder, payment of the option price in full in cash or, with the consent of the Committee, in Common Stock of the Corporation or by a promissory note payable to the order of the Corporation which is acceptable to the Committee, shall be made by the Participant for all shares so purchased. Such payment may, with the consent of the Committee, also consist of a cash down payment and delivery of such a promissory note in the amount of the unpaid exercise price. No Participant shall have the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

     12. Granting and Exercise of Stock Options: Each stock option granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant.

     A Participant may exercise a stock option, if then exercisable, in whole or in part by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the shares with respect to which the stock option is exercised. Except as provided in Paragraph 16, stock options may be exercised only while the Participant is an employee of the Corporation or a subsidiary.

     Successive stock options may be granted to the same Participant, whether or not the stock option(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option, if then exercisable, notwithstanding that stock options previously granted to such Participant remain unexercised.

     13. Transferability of Stock Options: Except as otherwise provided in this Paragraph 13 or to the extent determined by the Committee in its sole discretion (either by resolution or by a provision in, or amendment to, the option), (a) no option granted under the Plan to a Participant shall be transferable by such Participant otherwise than (1) by will, or (2) by the laws of descent and distribution or, (3) pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and (b) such option shall be exercisable, during the lifetime of the Participant, only by the Participant.

     The Committee may, in its sole discretion, authorize all or a portion of the options granted to an optionee to be transferred by such optionee to, and to be exercised by, (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners, or (iv) such other persons or entities as determined by the Committee, in its sole discretion, on such terms and conditions as the Committee, in its sole discretion, may determine; provided that (y) the stock option agreement pursuant to which such options are granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Paragraph 13, and (z) subsequent transfers of transferred options shall be prohibited except for transfers the original optionee would be permitted to make (if he or she were still the owner of the option) in accordance with this Paragraph 13.

     Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately before transfer, provided that for purposes of Paragraphs 11, 12, 17, 18 and 22 the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment of Paragraph 16 shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods, specified in Paragraph 16. The original optionee shall remain subject to withholding taxes and related requirements upon exercise provided in Paragraph 20. The Company shall have no obligation to provide any notice to any transferee, including, without limitation, notice of any termination of the option as a result of termination of the original optionee's employment with, or other service to, the Company.

     14. Term of Stock Options: If not sooner terminated, each stock option granted hereunder shall expire not more than 10 years from the date of the granting thereof.

     15. Continuation of Employment: The Committee may require, in its discretion, that any Participant under the Plan to whom a stock option shall be granted shall agree in writing as a condition of the granting of such stock option to remain in the employ of the Corporation or a subsidiary for a designated minimum period from the date of the granting of such stock option as shall be fixed by the Committee.

     16. Termination of Employment. If the employment of a Participant by the Corporation or a subsidiary shall be terminated, the Committee may, in its discretion, permit the exercise of stock options granted to such Participant for a period not to extend beyond the expiration date with respect to such Nonqualified Options. In no event, however, shall a stock option be exercisable subsequent to its expiration date. Furthermore, except for (i) the Participant's death or disability, or (ii) special circumstances approved by the Committee, a stock option may only be exercised after termination of a Participant's employment to the extent exercisable on the date of termination of employment.

     17. Accelerated Vesting: In the event that the Corporation is acquired by a third party, regardless of the form of the acquisition (the "Acquisition"), the options granted under this Plan shall automatically vest to any Participant under the Plan who is employed by the Corporation or a subsidiary on the effective date of the Acquisition. The "effective date" shall be deemed to be the closing date of the Corporation's Acquisition. The value per share of each such stock option to the Participant shall be the fair market value of the Corporation's Common Stock on the effective date of the Acquisition (less the exercise price).

     18. Investment Purpose: If the Committee in its discretion determines that as a matter of law such procedure is or may be desirable, it may require a Participant upon any acquisition of stock hereunder by reason of the exercise of stock options and as a condition to the Corporation's obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement, in a form satisfactory to the Committee, representing and warranting that the Participant's acquisition of shares of stock shall be for such person's own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under this Plan.

     19. Rights to Continued Employment. Nothing contained in the Plan or in any stock option granted or awarded pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment by the Corporation or a subsidiary as an employee nor interfere in any way with the right of the Corporation or a subsidiary to terminate such person's employment as an employee at any time with or without cause.

     20. Withholding Payments: If upon the exercise of a Nonqualified Option there shall be payable by the Corporation or a subsidiary any amount for income tax withholding, in the Committee's sole discretion, either the Corporation shall appropriately reduce the amount of stock or cash to be paid to the Participant or the Participant shall pay such amount to the Corporation or subsidiary to reimburse it for such income tax withholding. The Committee may in its sole discretion, permit Participants to satisfy such withholding obligations in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation upon exercise of a stock option appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to exercise of a stock option, to reimburse the Corporation for such income tax withholding, subject to such rules and regulations as the Committee may adopt. The Committee may make such other arrangements with respect to income tax withholding as it shall determine.

     21. Effectiveness of Plan: The Plan shall be effective as of August 26, 1997; provided that the shareholders of the Corporation approve the Plan within 12 months of that date. Stock options may be granted or awarded prior to shareholder approval of the Plan, but each such stock option grant or award shall be subject to shareholder approval of the Plan. No stock option may be exercised prior to shareholder approval.

     22. Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated, the Plan shall terminate on the date ten years after its adoption by the Board of Directors and no stock options may be granted or awarded thereafter. The termination of the Plan shall not affect the validity of any stock option outstanding on the date of termination.

     For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors shall have the right, with or without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) increase the maximum number of shares in the aggregate which are subject to the Plan (subject, however, to the provisions of Paragraph 5), change the class of persons eligible to be Participants under the Plan or materially increase the benefits accruing to Participants under the Plan, without approval or ratification of the shareholders of the Corporation; or (ii) change the stock option price (except as contemplated by Paragraph 5) or alter or impair any stock option which shall have been previously granted or awarded under the Plan, without the consent of the holder thereof.

     As adopted by the Shareholders on _______________, 1997, effective as of ________________, 1997.

                                                                      APPENDIX B


                           AMENDMENT TO ARTICLE III(1)
                        OF THE ARTICLES OF INCORPORATION
                            OF COMPUWARE CORPORATION



     1. The total authorized capital stock is:

     Common Shares: 400,000,000 shares, Common Stock, $0.01 Par Value; Preferred Shares: 5,000,000 shares, Class A Preferred Stock, No Par Value

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

--------------------------------------------------------------------------------
                             COMPUWARE CORPORATION
--------------------------------------------------------------------------------
                                     COMMON

Mark box at right if an address change or comment has been noted on the reverse
side of this card    [  ]

RECORD DATE SHARES:


1. Election of Directors.

Bernard M. Goldsmith          W. James Prowse
William O. Grabe              G. Scott Romney
William R. Halling            Thomas Thewes
Peter Karmanos, Jr.           Lowell R. Weicker, Jr.
Joseph A. Nathan


   For All Nominees [  ]      Withhold [  ]       For All Except [  ]


NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).

2. The approval of the Fiscal 1998 Stock Option Plan.

               For [  ]    Against [  ]   Abstain [  ]

3. The amendment of the Company's Restated Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock. $0.01 par value, from 200,000,000 shares to 400,000,000 shares.

               For [  ]    Against [  ]   Abstain [  ]

4. Such other business as may properly come before the meeting.


Please be sure to sign and date this Proxy.           Date__________________

Shareholder sign here __________________________________________

Co-owner sign here   ___________________________________________


DETACH CARD                                                          DETACH CARD

                             COMPUWARE CORPORATION

Dear Shareholder,

The enclosed proxy card relates to the 1997 Annual Meeting of Shareholders of Compuware Corporation. Also enclosed is a Notice of Meeting, a Proxy Statement and a 1997 Annual Report of Compuware Corporation.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on August 26, 1997.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Compuware Corporation

                              COMPUWARE CORPORATION
COMMON                                                                    COMMON

The undersigned hereby appoints as Proxies, Thomas Costello, Jr. or W. James Prowse, with Power of Substitution, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Compuware Corporation, to be held on August 26, 1997, and at any adjournments therof.

The Proxy will vote your shares in accordance with your directions on this card. If you do not indicate your choices on this card, the Proxy will vote your share FOR the proposal on the reverse side.


--------------------------------------------------------------------------------
                     PLEASE VOTE, DATE AND SIGN ON REVERSE
                 AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

________________________________             ________________________________

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________________________________             ________________________________

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